Exhibit 10.50

Employment Agreement

This Employment Agreement is made on 6 day of June 2024, by and between Avraham Gabay, an individual residing in Petakh Tikva, Israel (the “Executive”), and ORAMED Ltd., a company incorporated under the laws of the State of Israel, with an address at Mamila 20, Jerusalem, Israel (the “Company”).

WHEREAS, the Company has agreed to engage the Executive to serve in the role of Chief Financial Officer, Secretary and Treasurer of the Company and ORAMED PHARMACEUTICALS INC. in accordance with the terms as described below.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.	ENGAGEMENT

1.1	Engagement of Executive. The Company hereby agrees to employ the Executive in accordance with the terms and provisions hereof.

1.2	Term. The term of employment under this Agreement shall commence on June 10, 2024 (the “Effective Date”) on a 50% basis and starting June 18, 2024 on a 100% basis and shall continue until terminated by either party as provided herein (the “Term”).

1.3	Service.

(a)	As of June 18, 2024, the Executive shall serve in the role of Chief Financial Officer, Secretary and Treasurer of the Company and ORAMED PHARMACEUTICALS INC. (the “Parent”).

(b)	Scope of service – from the Effective Date, the Executive shall perform his work on the basis of a full-time position. The Company’s standard working days and hours are 5 days a week between Sunday and Thursday, four days of 9 gross hours (including lunch and rest breaks) per day and one shorten day of 8 gross hours including breaks. The working hours of the Executive shall be as required by the nature of the Executive’s position in the Company, including during additional and overtime hours if it is so required in order to fulfill the Executive’s obligations according to this Agreement. The regular weekly rest day is Saturday.

(c)	In consideration of the conditions and circumstances of the Executive’s senior position and duties in the Company which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive’s hours of work, the provisions of the Hours of Work and Rest Law, 1951 shall not apply to the Executive and he shall not be entitled to any additional consideration for work during overtime hours and/or on days that are not regular business days, except as specified in this Agreement. The Executive acknowledges that the consideration set for his hereunder nevertheless includes within it consideration that would otherwise have been due to him by law.

(d)	The Executive agrees to faithfully, honestly and diligently serve the Company and to devote Executive’s attention and best efforts to further the business and interests of the Company. The Executive agrees and undertakes to inform the Company’s Chief Executive Officer (the “CEO”) immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Executive and the Company. For the avoidance of doubt, nothing in this Section 1.3 shall degrade from the Executive’s obligation to continue observing all of his undertakings under this Agreement in their entirety, including, without limitation, his obligations of confidentiality and non-disclosure.

1.4	Duties. The Executive’s services hereunder shall be provided on the basis of the following terms and conditions:

(a)	reporting to the Company’s CEO as the Executive Supervisor and to the Company’s and Parent’s Board of Directors (the “Board”);

(b)	the Executive shall be responsible for the financial reporting and controls of the Company and Parent, all subject to any applicable law and to instructions provided by the Board from time to time;

(c)	the Executive shall faithfully, honestly and diligently serve the Company and the Parent and cooperate with the Company and the Parent and utilize his professional skills and care to ensure that all services rendered hereunder are to the satisfaction of the Company and the Parent, acting reasonably, and the Executive shall provide any other services not specifically mentioned herein, but which by reason of the Executive’s capability the Executive knows or ought to know to be necessary to ensure that the best interests of the Company and the Parent are maintained;

(d)	the Executive shall assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the Board, and/or CEO; and

(e)	the Executive shall report the results of his duties hereunder to the CEO and/or the Board as it may request from time to time.

(f)	The Executive shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer or independently as an agent, consultant, director or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity or person.

(g)	The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”) and to make himself available to them, during the employment period and even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires the Executive’s services after the termination of the employment relations with him, for any reason, it shall reimburse the Executive for his expenses in connection with performing the provisions of this Section.

(h)	The Executive shall not receive any payment and/or benefit from any third party, directly or indirectly, in connection with his employment with the Company. In the event the Executive breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Executive.

(i)	The Executive acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 1998, and that sexual harassment is a severe disciplinary offence.

(j)	The Executive undertakes not to make improper use of computer, computer devices, internet and/or e-mails, including (but not limited to) use of illegal software or the receipt and/or transfer of pornographic material, and/or any other material that is not connected with his work and may be harmful to the Company, other employees or any other third party, as further detailed in the Company’s policy as may be amended from time. The current policy is attached hereto as Annex A.

(k)	The Executive acknowledges and agrees that personal information related to his and the Executive’s terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only, including: human resources management, business management and customer relations, assessment of potential transactions and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

2.	COMPENSATION and additional TERMS

2.1	Salary. For services rendered by the Executive during the Term, as the Chief Financial Officer, Secretary and Treasurer of the Company and ORAMED PHARMACEUTICALS INC. on a full-time basis, the Executive shall be paid a monthly salary, as follows:

(a)	the Executive shall be entitled to a gross monthly amount of NIS 68,000 (the “Salary”).

(b)	As mentioned above, the Executive’s positions is of a management or those requiring a special degree of personal trust, and the Company is not able to supervise the number of working hours of the Executive; therefore the provisions of the Israeli Hours of Work and Rest Law - 1951, will not apply to the Executive and he will not be entitled to any additional remuneration whatsoever for his work with the exception of that specifically set out in this Agreement.

(c)	The aforementioned Salary and the fringe benefits that are described below constitutes the overall consideration for the Executive’s work and in view of his position and status, and he shall not be entitled to any additional consideration, of any form, for his work including during additional and overtime hours and on weekends or holidays, insofar as required. The Salary will be paid to the Executive in accordance with the Company’s normal and reasonable pay-roll practices, no later than the 9th day of each month. Any payment or benefit under this Agreement (including any bonuses or the like), other than the Salary, shall not be considered as a salary for any purpose whatsoever, and the Executive shall not maintain or claim otherwise.

(d)	Executive’s Salary and other benefits shall be annually reviewed by the Board based on his and the Company’s performance, all at the Board’s sole and absolute discretion.

2.2	Company Vehicle. The Executive shall be entitled to the use of a vehicle, as shall be determined by the Company (the “Car”). The Company shall incur all reasonable expenses associated with use of the Car, including fuel expenses, however excluding personal traffic fines, payments to the tax authorities resulting from the use of the Car (“Shovi Shimush”) and the like, and the Executive hereby authorizes the Company to deduct any such amount from any amount owing to him thereby, including from the Salary. The use of the Car shall be in accordance with the provisions of the Company’s car internal procedures, as may be amended from time to time by the Company and the Executive hereby authorizes the Company to deduct any amount needs to be deducted according to such internal procedures from any amount owing to him thereby, including from the Salary. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable. The Car will be returned to the Company by the Executive immediately upon termination of Executive’s employment by the Company, for any reason whatsoever, or upon any request by the Company at any time. The Car is in lieu of travel expenses from Executive’s premises to work and back in accordance with the law. Should the Executive choose not to use a car as described in this section 2.2, he will be entitled to a gross monthly amount of NIS 5,000 (instead of statutory travel expenses from home to the office and back).

2.3	Expenses. The Executive will be reimbursed by the Company for pre-approved business expenses incurred by the Executive in connection with his duties, and in accordance with Company’s policy.

2.4	Vacation; Sick Leave and Recreation Pay. The Executive shall be entitled to 20 vacation days per year. The Executive shall be entitled to accrue a maximum of 24 vacation days (the “Maximum”). Any days accrued beyond the Maximum shall be erased. In addition, Executive shall be entitled to sick leave and Recreation Pay according to applicable law. Executive shall be entitled to cash redemption of vested vacation only upon termination of his employment.

2.5	Additional Benefits. The Executive shall be entitled to the use of a Company paid mobile phone for business purposes, according to the Company’s policies and instructions, as amended from time to time. In addition, the Executive shall be entitled to the use of a Company owned laptop computer, according to the Company’s policies and instructions, as amended from time to time. The Executive shall bear any tax payments resulting from the aforesaid, to the extent applicable.

2.6	Deductions. The Executive acknowledges that all payments by the Company in respect of the services provided by the Executive shall be subject to the deduction of any amount which the Company as an employer is required to deduct or withhold from the Salary or other payments to an executive in accordance with statutory requirements (including, without limitation, income tax, employee contributions and unemployment insurance contributions).

2.7	Bonus. The appropriate organ of the Company shall consider granting the Executive a bonus for each then-outgoing calendar year and salary and compensation increases for each then-incoming calendar year in amounts to be determined by the Board at least once every calendar year in line with other Executives.

3.	Social Insurance and Benefits

3.1	The Executive shall be entitled to a pension arrangement, a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”) as follows:

The Company shall contribute 8.33% of the Salary for severance compensation (the “Severance Contribution”).

In addition, the Company shall contribute 6.5% of the Salary for pension compensation (Tagmulim) towards Policy/Pension Fund.

In the event that the Executive chooses Policy arrangement, the pension compensation (Tagmulim) shall include the Company’s payment for purchase of disability insurance coverage sufficient to secure 75% of the Salary; provided that the Company’s contributions solely for pension compensation (Tagmulim) shall be not less than 5% and subject to the consent of the insurance company to insure the Executive. For the avoidance of any doubt, in the event that the cost to the Company shall be more than the required contributions rates towards pension compensation (6.5% as described above) due to the cost of the disability insurance, the total cost of the Company’s contributions to pension compensation and disability insurance collectively shall not exceed 7.5% of the Salary.

The Company shall deduct from the Salary the Executive’s contributions for pension compensation (Tagmulim) in an amount of 6% of the Salary towards Policy/Pension Fund.

Any tax liability in connection with pension arrangement shall be borne solely by the Executive.

The Executive agrees and acknowledges that the Company’s Severance Contribution in accordance with the foregoing, shall be in lieu of 100% of the severance payment to which the Executive (or his beneficiaries) shall be entitled with respect to the Salary and the contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Pay Law, 1963 (the “Severance Law”) in accordance with the instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval”, a copy of which is attached hereto as Exhibit A), as amended from time to time in case the Executive chooses a Policy and in the event that the Executive chooses Pension Fund arrangement in accordance with Sections 7 and 9 to the Extension Order General Insurance Pension In The Israeli Market.

The Company hereby waives any of its rights to refund monies from the payments it transfers to the Policy/Pension Fund in accordance with this Section, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Law, and in the same amount which was denied, or the Executive withdraws monies from the Policy and/or the Pension Fund not due to a Granting Event. The term “Granting Event” shall mean - death, disability or retirement at the age of sixty or more.

3.2	Keren Hishtalmut. The Company shall make monthly contributions on the Employee’s behalf to a recognized advanced study fund (the “Fund” (“Keren Hishtalmut”)) in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary and transfer those monies to the Study Fund; such contributions shall be subject to the maximum amount stated in Section 3(e) of the Income Tax Ordinance 1961 (the “Income Tax Ordinance”). For the avoidance of any doubt, said contributions shall not exceed the tax-exempt ceiling set by the applicable law for tax purposes.

3.3	Liability Insurance Indemnification. The Company shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

4.	CONFIDENTIALITY, NON-COMPETITION AND INTELLECTUAL PROPERTY

The Executive agrees to be bound by, and shall have executed and delivered to the Company, the Confidential Information, Non-Compete, Non-Solicitation and Invention Assignment Agreement, substantially in the form of Exhibit B hereto

4.1	Fiduciary Obligation. The Executive declares that the Executive’s relationship to the Company is that of fiduciary, and the Executive agrees to act towards the Company and otherwise behave as a fiduciary of the Company.

4.2	Remedies. The parties to this Agreement recognize that any violation or threatened violation by the Executive of any of the provisions contained in this Article 4 may result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

4.3	Reasonable Restrictions. The Executive agrees that all restrictions in this Article 4 are reasonable and valid, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

5.	Termination

5.1	Termination For Cause or Disability. This Agreement may be terminated at any time by the Company without notice, for Cause or in the event of the Disability of Executive. For the purposes of this Agreement, “Cause” shall mean circumstances upon the occurrence of which the Executive would not be entitled to severance pay according to the Severance Pay Law, 1963, and shall also means that the Executive shall have:

(a)	committed an act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(b)	intentionally and wrongfully damaged property of the Company, or any of its respective affiliates, associates or customers;

(c)	intentionally or wrongfully disclosed any of the Confidential Information;

(d)	made material personal benefit at the expense of the Company without the prior written consent of the management of the Company;

(e)	accepted shares or options or any other gifts or benefits from a vendor without the prior written consent of the management of the Company;

(f)	fundamentally breached any of the Executive’s material covenants contained in this Agreement; or

(g)	willfully and persistently, without reasonable justification, failed or refused to follow the lawful and proper directives of the Company specifying in reasonable detail the alleged failure or refusal and after a reasonable opportunity for the Executive to cure the alleged failure or refusal.

For the purposes of this Agreement, an act or omission on the part of the Executive shall not be deemed “intentional,” if it was due to an error in judgment or negligence, but shall be deemed “intentional” if done by the Executive not in good faith and without reasonable belief that the act or omission was in the best interests of the Company, or its respective affiliates, associates or customers.

For the purposes of this Agreement, “Disability” shall mean any physical or mental illness or injury as a result of which Executive remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period.

5.2	Termination Without Cause. Either the Executive or the Company may terminate the Executive’s employment without Cause, for any reason whatsoever, with 60 days prior written notice. If the Executive’s employment is terminated by the Company without Cause in connection with a Change in Control (as defined below) that occurs during the period that is three months prior and 12 months after the event, the following provisions shall apply:

(a)	The Executive will be entitled to receive 12 months severance, which is defined as base salary plus on-target bonus over the severance period.

(b)	The Executive will be entitled to full vesting acceleration of all outstanding unvested equity incentives.

“Change in Control” means the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets, or stock, or over fifty percent (50%) of the voting stock to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), or any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise.

5.3	The Notice Period.

(a)	During the period following the notice of termination (the “Notice Period”), Executive shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume Executive’s responsibilities, and shall act according to the instructions of the Company.

(b)	During the Notice Period, the Executive shall continue to perform his duties until the conclusion of the Notice Period. Nevertheless, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period, at its sole discretion: (i) to waive the Executive’s actual work during the Notice Period, or to reduce the scope of the Executive’s work hours, while continuing to pay the Executive his regular payments and benefits until the completion of the Notice Period; or (ii) terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, and pay a cash equivalent to his Salary for the remainder of the Noticed Period as a payment in lieu of prior notice in accordance with the law.

(c)	It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case, such termination shall not constitute a dismissal of the Executive by the Company.

(d)	Notwithstanding the foregoing, the Company may terminate the Executive’s employment without the delivery of prior written notice, in the event of termination under circumstances as described in Section 5.1 above.

(e)	In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 5.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt which it may owe the Executive an amount equal to the salary that would have been paid to the Executive during the Notice Period, had he worked.

5.4	Return of Materials. Upon termination of employment hereunder, or upon any request by the Company at any time, the Executive will return or cause to be returned any and all Confidential Information and other assets of the Company (including all originals and copies thereof), which “assets” include, without limitation, hardware, software, keys, security cards and backup tapes that were provided to the Executive either for the purpose of performing the employment services hereunder or for any other reason. The Executive acknowledges that the Confidential Information and the assets are proprietary to the Company, and the Executive agrees to return them to the Company in the same condition as the Executive received such Confidential Information and assets. In addition, immediately upon the termination of his employment with the Company (for any reason) or at such other time as directed by the Company, following coordination with the Company’s IT persons, he shall delete any information relating to the Company or its business from his personal computer, if any.

5.5	Effect of Termination. Articles 4 and Exhibit B hereto shall remain in full force and effect after termination of this Agreement, for any reason whatsoever.

6.	Mutual Representations

6.1	Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound, and (ii) do not require the consent of any person or entity.

6.2	The Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound, and (ii) do not require the consent of any person of entity.

6.3	Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

7.	Notices

7.1	Notices. All notices required or allowed to be given under this Agreement shall be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a)	in the case of the Company, to:

Oramed Ltd.

Mamila 20,
PO Box 39098
Jerusalem
Israel Fax:	972 2 5660004

(b)	and in the case of the Executive, to the Executive’s last residence address known to the Company.

7.2	Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

8.	GENERAL

8.1	Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the employment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

8.2	Personal Agreement. The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

8.3	Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

8.4	Waiver. No provision hereof shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement shall not be construed as a waiver of a further breach of the same provision.

8.5	Amendments in Writing. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

8.6	Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, enure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7	Severability. In the event that any provision contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision shall be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which shall continue to have full force and effect.

8.8	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

8.9	Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

8.10	Governing Law. This Agreement shall be exclusively construed and interpreted in accordance with the laws of the state of Israel applicable therein, and each of the parties hereto expressly agrees to the jurisdiction of the courts of the state of Israel. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the applicable Tel-Aviv court.

8.11	Enurement. This Agreement is intended to bind and enure to the benefit of the Company, its successors and assigns, and the Executive and the personal legal representatives of the Executive.

8.12	This Agreement shall be deemed due notification regarding the Executive’s employment terms in accordance with the provisions of the Notice to Executive and to Candidate (Employment Terms and Screening and Acceptance to Work Proceedings) Law, 2002 and the regulations thereunder.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

Oramed Ltd.

Nadav Kidron, CEO	Avraham Gabay, Executive

Exhibit A
To the Personal Employment Agreement by and between
Oramed Ltd. and Avraham Gabay
הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני הח"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. **תשלומי המעביד** -
   (א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;
   (ב) לקופת ביטוח אינם פחותים מאחד מאלה:
      (1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);
      (2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו –
   (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או משך העובד כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים ויותר.

3. אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

____________________	____________________
העובד	החברה

Exhibit A To the Personal Employment Agreement by and between Oramed Ltd. and Avraham Gabay ʴʩʨʥʸʩʭ ʴʩʶʥʩʩ ʬʧʥʷ 14 ʱʲʩʳ ʩ " ʲʴ ʤʱʫʭ ʹʬ ʡʬʡʣ ʹʥʨʴʩʭ ʺʹʬʥʮʩʭ ʡʣʡʸ ʬʤʬʯ ʤʮʴʥʸʨʩʭ ʤʺʰʠʩʭ ʠʺ ʬʠʮʵ ʮʤ / ʮʱʫʩʭ ʠʰʩ ʫʩ ʡʦʠʺ ʺ / ʮʠʹʸ , ʮ " ʤʧ ʠʰʩ 30.6.98 ʮʩʥʭ 4659 ʴ " ʡʩ ʹʴʥʸʱʮʥ ʫʴʩ , ʴʩʨʥʸʩʭ ʬʷʸʯ ʠʥ / ʥ ʷʩʶʡʤ ʬʮʨʸʺ ( ʮʰʤʬʩʭ ʡʩʨʥʧ ) ʤʡʩʨʥʧ ʬʷʥʴʺ ʤʮʲʡʩʣ :( 1949 ' ʡʲʮ , 4970 ʴ " ʩ – ʠʧʸʥʯ ʺʩʷʥʯ ) 4394 ʮ " ʡʲ ʹʹʩʬʭ ʺʹʬʥʮʩʭ ʫʩ ʮʠʹʸ ʠʰʩ ,( ʤʧʥʷ – ʬʤʬʯ ) 1963 – ʢ " ʤʺʹʫ ʴʩʨʥʸʩʭ ʴʩʶʥʩʩ ʬʧʥʷ 14 ʱʲʩʳ ʬʴʩ ʱʮʫʥʺʩ ʡʺʥʷʳ " ʫʮʹʮʲʥʺʤ ʡʩʨʥʧ ʷʥʴʺ ʹʠʩʰʤ ʬʷʶʡʤ ʢʮʬ ʡʷʥʴʺ ʮʷʩʴʤ ʬʴʰʱʩʤ ʲʥʡʣʥ ʡʲʣ , ʦʤ ʠʩʹʥʸ ʹʬ ʴʸʱʥʮʥ ʡʩʥʭ ʤʧʬ ʮʲʡʩʣ ʮʰʤʬʩʭ ʬʡʩʨʥʧ ʠʥ ,( ʴʰʱʩʤ ʷʸʯ – ʬʤʬʯ ) 1964 – ʣ " ʤʺʹʫ ( ʢʮʬ ʷʥʴʺ ʥʬʰʩʤʥʬ ʬʠʩʹʥʸ ʫʬʬʩʭ ) ʤʫʰʱʤ ʮʱ ʡʺʷʰʥʺ – ʬʤʬʯ ) ʫʠʮʥʸ ʡʩʨʥʧ ʡʷʥʴʺ ʬʷʶʡʤ ʹʠʩʰʤ ʥʬʺʫʰʩʺ ʷʶʡʤ ʬʺʫʰʩʺ ʺʹʬʥʮʩʭ ʹʬ ʹʩʬʥʡ ʠʥ ʬʷʶʡʤ ʠʴʹʸʥʺ ʤʫʥʬʬ ʤʡʩʨʥʧ ʡʷʥʴʺ ʩʹ ʠʭ ʡʩʯ ʡʩʨʥʧ ʥʬʷʥʴʺ ʴʰʱʩʤ ʬʷʸʯ ʺʹʬʥʮʩʭ ʹʬ ʹʩʬʥʡ ʺʥʪ ʹʹʩʬʭ ʺʹʬʥʮʩʭ ʬʸʡʥʺ ,( ʡʩʨʥʧ ʷʥʴʺ ʡʢʩʯ ʤʠʮʥʸ ʬʲʥʡʣ ʤʮʢʩʲʩʭ ʤʴʩʨʥʸʩʭ ʴʩʶʥʩʩ ʡʮʷʥʭ ʩʡʥʠʥ ,( ʤʮʲʡʩʣ ʺʹʬʥʮʩ – ʬʤʬʯ ) ʬʠʥ ʠʭ ʥʡʩʯ ʬʷʶʡʤ ʺʫʰʩʺ : ʠʬʤ ʫʬ ʹʰʺʷʩʩʮʥ ʥʡʬʡʣ ,( ʤʮʥʴʨʸ ʤʹʫʸ – ʬʤʬʯ ) ʹʹʥʬʮʥ ʥʬʺʷʥʴʤ ʤʠʮʥʸʩʭ ʤʺʹʬʥʮʩʭ ʹʥʬʮʥ ʹʮʮʰʥ ʤʹʫʸ - ʤʮʲʡʩʣ ʺʹʬʥʮʩ . 1 ʮʹʬʭ ʠʭ ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 12% ʠʥ ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 14.33% - ʮ ʴʧʥʺʩʭ ʠʩʰʭ ʴʰʱʩʤ ʬʷʸʯ ( ʠ ) ʡʩʨʥʧ ʬʷʥʴʺ ʠʥ ʬʴʩʶʥʩʩʭ ʢʮʬ ʬʷʥʴʺ ʴʩʨʥʸʩʭ ʴʩʶʥʩʩ ʬʤʹʬʮʺ ʺʹʬʥʮʩʭ ʢʭ ʬʫʪ ʡʰʥʱʳ ʲʥʡʣʥ ʡʲʣ ʤʮʲʡʩʣ , ʫʠʮʥʸ 2.33% ʢʭ 12% - ʬ ʡʰʥʱʳ ʤʮʲʡʩʣ ʹʩʬʭ ʬʠ . ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 2.33% ʹʬ ʡʹʩʲʥʸ ʤʲʥʡʣ ʹʭ ʲʬ ; ʡʬʡʣ , ʤʲʥʡʣ ʹʬ ʤʴʩʨʥʸʩʭ ʮʴʩʶʥʩʩ 72% ʡʮʷʥʭ ʺʹʬʥʮʩʥ ʩʡʥʠʥ : ʮʠʬʤ ʮʠʧʣ ʴʧʥʺʩʭ ʠʩʰʭ ʡʩʨʥʧ ʬʷʥʴʺ ( ʡ ) (1) ʺʹʬʥʮʩʭ ʢʭ ʬʫʪ ʡʰʥʱʳ ʲʥʡʣʥ ʡʲʣ ʤʮʲʡʩʣ ʮʹʬʭ ʠʭ , ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 13.33% ʹʥʷ ʲʬ ʤʮʮʥʰʤ ʹʠʩʹʸ ʡʺʫʰʩʺ , ʲʡʥʣʤ ʫʥʹʸ ʠʥʡʣʯ ʡʮʷʸʤ ʧʥʣʹʩʺ ʤʫʰʱʤ ʬʤʡʨʧʺ ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 75% ʬʤʡʨʧʺ ʤʣʸʥʹ ʡʹʩʲʥʸ , ʤʠʥʶʸ ʡʮʹʸʣ ʥʧʩʱʫʥʯ ʡʩʨʥʧ ʤʤʥʯ ʺʹʬʥʭ – ʬʤʬʯ ) ʮʡʩʰʩʤʭ ʤʰʮʥʪ ʬʴʩ , ʤʮʥʴʨʸ ʮʤʹʫʸ 2.5% ʬʴʩ ʡʹʩʲʥʸ ʠʥ ʬʴʧʥʺ ;( ʲʡʥʣʤ ʫʥʹʸ ʠʥʡʣʯ ʬʡʩʨʥʧ , ʲʡʥʣʤ ʫʥʹʸ ʠʥʡʣʯ ʬʡʩʨʥʧ ʺʹʬʥʭ ʢʭ ʡʰʥʱʳ ʤʮʲʡʩʣ ʹʩʬʭ ʠʭ , ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 11% ; ʡʬʡʣ , ʤʲʥʡʣ ʹʬ ʤʴʩʨʥʸʩʭ ʮʴʩʶʥʩʩ 72% ʡʮʷʥʭ ʤʮʲʡʩʣ ʺʹʬʥʮʩ ʩʡʥʠʥ ʦʤ ʥʡʮʷʸʤ ʬʴʩʶʥʩʩʭ ʢʮʬ ʬʷʥʴʺ ʴʩʨʥʸʩʭ ʴʩʶʥʩʩ ʬʤʹʬʮʺ ʺʹʬʥʮʩʭ ʢʭ ʠʬʤ ʲʬ ʰʥʱʳ ʤʮʲʡʩʣ ʹʩʬʭ ʺʹʬʥʮʩ ʩʡʥʠʥ , ʤʮʥʴʨʸ ʤʹʫʸ ʮʯ 2.33% ʹʬ ʡʹʩʲʥʸ ʤʲʥʡʣ ʹʭ ʲʬ ʡʩʨʥʧ ʬʷʥʴʺ ʠʥ . ʤʲʥʡʣ ʹʬ ʤʴʩʨʥʸʩʭ ʴʩʶʥʩʩ 100% ʡʮʷʥʭ ʤʮʲʡʩʣ (2) . 2 – ʥʡʥ ʤʲʥʡʣ ʬʡʩʯ ʤʮʲʡʩʣ ʡʩʯ ʡʫʺʡ ʤʱʫʭ ʰʲʸʪ ʤʮʲʡʩʣ ʺʹʬʥʮʩ ʡʩʶʥʲ ʮʺʧʩʬʺ ʧʥʣʹʩʭ ʮʹʬʥʹʤ ʩʠʥʧʸ ʬʠ ʥʷʥʴʺ ʤʴʰʱʩʤ ʷʸʯ ʥʠʺ ʤʮʲʡʩʣ ʺʹʬʥʮʩ ʠʺ ʤʮʴʸʨ ʡʰʥʱʧ ʦʤ ʠʩʹʥʸ ʬʴʩ ʬʤʱʣʸ ʤʲʥʡʣ ʤʱʫʮʺ ( ʠ ) ʦʫʥʺ ʫʬ ʲʬ ʮʸʠʹ ʤʮʲʡʩʣ ʥʩʺʥʸ ( ʡ ) ; ʦʤ ʠʩʹʥʸ ʹʬ ʰʥʱʧʥ ʢʭ ʩʩʫʬʬ ʤʠʮʥʸ ʡʤʱʫʭ ; ʤʲʰʩʩʯ ʬʴʩ , ʤʡʩʨʥʧ ʣʩʯ ʡʴʱʷ ʴʩʨʥʸʩʭ ʬʴʩʶʥʩʩ ʤʲʥʡʣ ʦʫʥʺ ʰʹʬʬʤ ʫʯ ʠʭ ʠʬʠ , ʺʹʬʥʮʩʥ ʮʺʥʪ ʫʱʴʩʭ ʬʤʧʦʸ ʬʥ ʬʤʩʥʺ ʹʩʫʥʬʤ ʹʬʠ ʤʡʩʨʥʧ ʮʷʥʴʺ ʠʥ ʤʴʰʱʩʤ ʮʷʸʯ ʫʱʴʩʭ ʤʲʥʡʣ ʮʹʪ ʠʥ ʹʰʹʬʬʤ ʥʡʮʩʣʤ ʬʧʥʷ 17 ʠʥ 16 ʱʲʩʴʩʭ ʮʫʥʧ . ʥʩʥʺʸ ʹʩʹʩʭ ʡʢʩʬ ʴʸʩʹʤ ʠʥ ʰʫʥʺ , ʮʥʥʺ – " ʮʦʫʤ ʠʩʸʥʲ " , ʦʤ ʬʲʰʩʩʯ ; ʮʦʫʤ ʠʩʸʥʲ ʡʹʬ .3 ʧʥʦʤ ʠʥ ʤʸʧʡʤ ʶʥ , ʷʩʡʥʶʩ ʤʱʫʭ , ʤʧʥʷ ʬʴʩ ʴʩʨʥʸʩʭ ʬʴʩʶʥʩʩ ʲʥʡʣ ʹʬ ʮʦʫʥʺʥ ʬʢʸʥʲ ʫʣʩ ʦʤ ʡʠʩʹʥʸ ʠʩʯ . ʤʮʥʴʨʸ ʬʹʫʸ ʹʮʲʡʸ ʹʫʸ ʡʢʩʯ , ʲʡʥʣʤ ʤʲʥʡʣ ʤʧʡʸʤ

EXHIBIT B – PROPRIETARY INFORMATION, NON COMPETE

AND PROTECTION OF INTELLECTUAL PROPERTY undertaking (The “Undertaking”)

This undertaking is an Exhibit B to the Employment Agreement dated June __, 2024 by and between Avraham Gabay, I.D. Number 066534629, residing in Petakh Tikva, Israel (the “Executive”) and Oramed Ltd. (the “Employment Agreement”).

The Executive warrants and undertakes that during his/her relationship with the Company and thereafter, he/she shall maintain in complete confidence any matters that relate to the Company (together with its Affiliates shall be defined as the “Company), its affairs or business, including regarding the terms and conditions of his/her employment, and that he/she shall not harm its goodwill or reputation, and he/she agrees to the provisions of the confidentiality, non-competition, non-solicitation and intellectual property clauses as specified below.

For avoidance of any doubt, it is hereby clarified that the Executive’s obligations and representations and the Company’s rights under this Undertaking shall apply retroactively as of the commencement of the parties’ engagement, regardless of the date of execution of this Undertaking.

The Executive’s obligations pursuant to this Undertaking derive from his/her status and his/her position in the Company, along with all matters connected therewith, and the terms and conditions of the Executive’s employment pursuant to the Employment Agreement, including his/her compensation and benefits, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for his/her obligations hereunder.

1.	Confidentiality

1.1	The Executive undertakes to maintain the Confidential Information (as defined below) of the Company during the term of his/her engagement with the Company and after the termination of such, for any reason. The Executive acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect.

1.2	Without derogating from the generality of the foregoing, the Executive hereby agrees that he/she shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his/her engagement with the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during his/her engagement period with the Company, whether or not developed by the Executive.

Exceptions. The general prohibition contained in Sections 1.1 and 1.2 against the unauthorized disclosure, use or dissemination of the Confidential Information shall not apply in respect of any Confidential Information that: (i) is available to the public generally in the form disclosed; (ii) becomes part of the public domain through no fault of the Executive; (iii) is already in the lawful possession of the Executive at the time of receipt of the Confidential Information, as can be proven by written documentation; or (iv) is compelled by applicable law to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides assistance in obtaining an order protecting the Confidential Information from public disclosure.

1.3	The Executive undertakes not to directly or indirectly give or transfer, directly or indirectly, to any person or entity, any material, raw material, product, part of a product, model, document or other information storage media, or any photocopied, printed or duplicated object containing any or all of the Confidential Information.

1.4	The Executive undertakes, that the Company may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s relationship with the Company, and thereafter, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except solely for the purpose of and in connection with his/her work for the Company, Third Party Information unless expressly authorized by the Company in writing.

1.5	During the Executive’s relationship with the Company the Executive shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive did not and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom he/she has an obligation of confidentiality unless consented to in writing by that former employer or person.

1.6	In the event the Executive is in breach of any of his/her above obligations, he/she shall be liable to compensate the Company in respect of all damages or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, without derogating from any other relief or remedy available to the Company by virtue of any law.

2.	Non-Competition/ Non-Solicitation

The Executive undertakes that during the period of his/her engagement with the Company and for a period of (12) months following termination of his/her engagement with the Company, for any reason:

2.1	He shall not, anywhere in the world, do business, as an employee, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or the Company contemplates in good faith to be materially engaged in within six (6) months thereafter, provided that the Company has taken demonstrable actions to promote such engagement or that the Company’s Board of Directors has adopted a resolution authorizing such actions prior to the date of termination(the “Competitive Occupation”); provided, however, that Executive may own securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, so long as he has no active role in the publicly owned and traded company as director, employee, consultant or otherwise.

2.2	Without derogating from the generality of the foregoing, the Executive undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers, suppliers or agents, including customers, suppliers or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his/her employment with the Company or prior thereto.

2.3	In addition, the Executive undertakes not to approach, solicit or recruit any employee of the Company or any consultant, service provider, agent, distributor, customer or supplier of the Company, to terminate, reduce or modify the scope of such person’s engagement with the Company.

2.4	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Executive alone or in cooperation with others and shall apply to the participation of the Executive in a Competitive Occupation, whether as a controlling shareholder or as an interested party.

3	Intellectual Property, Copyright and Patents

3.1	The Executive hereby acknowledges and agrees that the Company exclusively owns and shall own all right, title and interest in and to any work, products, processes, materials, inventions, texts, algorithms, designs, sketches, ideas or discoveries, all derivatives, enhancements or improvements thereof and any and all Intellectual Property Rights associated therewith, created, conceived made or discovered by the Executive (whether solely or jointly with others) during the term of employment; or in connection therewith; or in connection with the Company, its business (actual or contemplated), products, technology or know how (“Company IPR”). “Intellectual Property Rights” means all worldwide (a) patents, patent applications, designs and patent rights; (b) rights associated with works of authorship, including, but not limited to, copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights, trademarks, service marks, logos, domain names, trade dress and goodwill; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

3.2	The Executive acknowledges and agrees that all Company IPR and all modifications, derivatives and enhancements thereof belong to, and shall be the sole property of, the Company (or its designees) upon creation thereof. The Executive hereby irrevocably assigns to the Company or its designee and shall assign all right, title and interest the Executive may have or may acquire in and to Company IPR upon its creation. The Executive acknowledges and agrees that no rights relating to any Company IPR are reserved to Executive.

The Executive will assist the Company, upon Company’s first request, to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such obligation shall remain in effect beyond the termination of the Executive’s relationship with the Company, all for no additional consideration, provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and on its behalf to further the above purposes.

3.3	The Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement between the Executive and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Executive irrevocably waives any legal right he/she may have in connection with the Company IPR, including without limitation any right, moral rights or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 or other applicable laws. The foregoing waiver relates to any claims or demands whatsoever, whether in the present, past or future, and whether under contract or other legal or equitable theory.

3.4	The Executive represents and warrants that upon execution hereof, he/she has not created and does not have any right, title or interest in and to any Intellectual Property Rights related, similar to and/or required for Company’s business, products or Intellectual Property Rights (“Prior Inventions”). The Executive undertakes not to incorporate any Prior Inventions or third party’s Intellectual Property Rights (including of a former employer) in any Company IPR.

3.5	The Executive undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived or invented by him or personnel of the Company or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6	The Executive’s obligations pursuant to this Section 3 shall survive the termination of his/her employment with the Company or its successors and assigns with respect to inventions conceived by him during the term of his/her employment or as a result of his/her employment with the Company.

4.	The Executive acknowledges that the restricted period of time and geographical are as specified hereunder are reasonable, in view of his/her position and the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business and the compensation he/she receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Undertaking may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Executive acknowledges that the compensation and benefits granted to him by the Company under the Employment were determined, inter alia, in consideration for his/her obligations under this Undertaking.

5.	This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of the Company.

6.	This Undertaking and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Undertaking, its execution, interpretation and performance.

7.	Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Employment Agreement.

8.	This Undertaking is the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements and discussions between them, oral or written.

I, AVRAHAM GABAY, HAVE READ THIS UNDERTAKING CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Date:

ANNEX “A”

Use of computer systems, internet browsing and company email

1. It is strictly forbidden to make use of company1 computers, internet browsing or company email for any purposes which are illegal, inappropriate or unsuitable, including accessing inappropriate or unsuitable websites (such as pornographic websites). it is additionally forbidden to install any programs on company computer systems, or make use of any such system to transfer materials unrelated to work or detrimental to the company, its clients, employees, or any other third party. misuse of company computers, internet browsing or company emails may cause considerable harm to the company or other third parties, as well as the computer systems themselves and their users. if in doubt, please refer to the company it manager.

2. We would like to clarify that the company does not forbid private use of the computer made available to you for work purpose or the office internet connection, within reasonable bounds, and while always maintaining confidentiality (as set forth in your employment agreement), without derogating from work requirements and subject to section 1 above. nonetheless, it is important to clarify that due to the nature of the company computer systems, network operational maintenance requirements, as well as for the implementation of this section 2, the company may block certain websites from access, and the company it manager may access any computer on the company network, and accordingly, any information found on your computer may be exposed to the company it manager and his/her /her superiors.

3. The company provides you with an email account exclusively for professional use as required within the scope of your position in the company. therefore, the company shall be entitled to monitor and conduct surveillance of the communicated data in any such professional mailbox. you are aware, and hereby consent that the company shall be permitted to access the contents of such mailbox, should an urgent professional need arise or in case there is grave concern or reasonable grounds for concern regarding activity which is illegal or harmful to the company or any third party (including violation of the terms above), or in any other case in accordance with the law. such monitoring shall be conducted proportionally, in adherence to the goals as stated above, and the information, if aggregated, shall be stored solely for the period of time required for the purposes as stated above. the monitored information, if and any as such, shall not be transferred to any third party, excluding the security and support service provider of the company’s computer systems, any security and support service provider3 which shall replace it in the future, or in accordance with the law, subject to the aforementioned. accordingly, any information found in the professional electronic mailbox may be accessible to the company, and as such it should be taken into account that any private use of the professional mailbox should be avoided. at the expiration of your position with the company, any private correspondence saved in the professional mailbox must be removed (if any such correspondence exists despite the above) and any information found in the professional mailbox (which should contain solely professional correspondence) shall be exposed to the relevant parties in the company. if you wish to do so, you may make private use of electronic mail correspondence using a private and external mail service (such as gmail), with which you may send and receive private correspondence which will not be exposed to the company, and so long as such use is made reasonably and in adherence to the company policy as stated above.

[1]	All terms not defined herein shall have the meaning ascribed to them in the Employment Agreement.

4. It is also clarified that the company may allow other employees and other third parties and use the personal laptop / laptop that is given to you for your work. since the computer, e-mail, corporate network and internet connection are provided for professional purposes only, the company has the right to disconnect you from such systems at its sole discretion at any time. without prejudice to the foregoing, it is prohibited to leave these tools and / or to give access to any of these tools without supervision and / or contrary to the company’s policy. in any case where there is a concern that another party, other than you, has access to these tools (for example, in the event of password disclosure, theft and / or loss), contact the computer administrator immediately.

5. In addition, you are to avoid using the internet in general and social networks in particular in a manner that is likely to create the impression that your private use of the social networks is on behalf of the company and/or in its name. thus, for example, it is forbidden to upload pictures or other information connected to the company or the company’s events or the company’s employees, or make use of the company’s name or any insignia in a manner that indicates that your publication is an official publication of the company, as opposed to your private publication, upon your own authority. in any event of doubt, you may contact the it manager with any questions.

6. For the avoidance of any doubt, the it manager, anyone acting on his/her behalf, and any other person who has access to the e-mail, computer and the various folders, are to refrain from any use at all of the information therein, including its publication or any other personal use, beyond the purposes delineated in this policy, and to keep this information in strictest confidence.

7. It is preferable, that during your absence from work, for whatever reason, you leave an orderly “out of office” email message with the date of your return and a referral to whomever is substituting for you during the period of your absence.

8. You undertake that, at the termination of your employment, you transfer the content of the computer and your email account, as is, to the it manager. if you wish to delete personal and private files or to remove them from the computer – this shall be done only with the approval of and in coordination with the it manager.

9. After termination of your employment, the company, by means of the direct supervisor and it manager, shall be entitled to access your computer, email account and folders.

10. You are required to keep current regarding the company’s policy of computer use as will be updated from time to time.

I hereby read and declare I read this annex A, understood its provisions and agree thereto.

Avraham Gabay:	Date: